Exhibit 99.1

            SureWest Reports Second Quarter 2004 Results;
           Shows Strong FTTP Triple-Play Subscriber Growth

    ROSEVILLE, Calif.--(BUSINESS WIRE)--Aug. 9, 2004--Integrated communications provider SureWest Communications (Nasdaq:SURW) announced operating results today for the quarter ended June 30, 2004.

    Year-over-year highlights

    --  Fiber-to-the premises (FTTP) subscribers up 80.1%

    --  Broadband segment revenues up 36.6% to $9.7 million

    --  Wireless contract subscribers increase 23%

    --  Residential DSL penetration tops 22% in ILEC territory

    Revenues for the second quarter of 2004 increased to $52.1 million, from $50.3 million in the second quarter of 2003. Income from operations totaled $3.8 million, compared to $5.6 million in the second quarter last year. Net income in the quarter totaled $1.6 million, or $0.11 per share, compared to $2.7 million or $0.19 per share in the second quarter of 2003.
    For the six-month period ended June 30, 2004, revenues increased to $103.7 million, from $97.6 million in 2003. Operating income and net income were $5.5 million and $1.9 million, respectively, in the 2004 period, compared with $7.5 and $3.4 million, respectively, in the 2003 period.
    Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP net income in the accompanying table) was $15.3 million in the second quarter of 2004, compared to $18.1 million in the second quarter of 2003 and $13.1 million in the first quarter this year.
    "SureWest has the courage to lead with the technology initiatives that are necessary for survival and success in an age of converged communications," said Brian Strom, President and Chief Executive Officer. "We're confident about our strategic plans for long-term success and we're managing our business prudently."
    Results in the second quarter of 2003 benefited from a $2.0 million settlement with a long-haul carrier, recorded as an increase to network access revenues. Absent the settlement, second-quarter 2004 revenues increased 7.9%; income from operations increased 4.3%, and net income was essentially unchanged year-over-year. The improvements primarily reflect customer demand in the Broadband segment and contract subscriber growth in the Wireless segment. In addition, SureWest reported in the first quarter of 2004 that technology upgrades resulted in changes to the useful lives of certain assets. These changes reduced second quarter 2004 depreciation expense by $2.7 million and increased net income by $1.6 million ($0.11 per share), as compared to the second quarter of 2003.

    Segment summary

    At June 30, 2004, the Broadband segment's Internet Protocol-based FTTP network served over 32,000 revenue-generating units (primary voice, video and data subscribers), which helped fuel quarterly revenues of $9.7 million. Subscribers to SureWest's market-leading data service, a dedicated 10mbps synchronous fiber connection, increased by 85% year-over-year to nearly 11,400 in the Sacramento market. SureWest also now offers fiber service for the small-and-medium-enterprise (SME) business market.
    SureWest Wireless showed a 40.6% improvement in net contract subscriber additions, which contributed to the 14.1% growth in wireless revenues. At June 30, 2004, 83.7% percent of SureWest Wireless subscribers were contract customers with terms exceeding one year. Higher acquisition and retention costs, increased general and administrative costs and technology upgrades restrained year-over-year margin improvement.
    Telecom segment revenues, comprised primarily of local service, network access, directory and long distance services, declined 4.6% compared to the second quarter a year ago. Factoring out last year's increase from the network access settlement, the Telecom segment results were essentially unchanged from the first quarter of 2004. Higher directory revenues and the absence of shareable earnings provisions, along with an increase in long distance revenues, helped offset access pricing pressure and a decrease in access lines.

    Key items

    -- IP Network. SureWest is now using an Internet Protocol network to deliver video over fiber, hybrid fiber-coaxial cable and asynchronous digital subscriber lines (ADSL). The advanced platform should accelerate operating efficiencies over time.

    -- DSL service. In SureWest's incumbent local exchange (ILEC) territory, total DSL subscribers -- including those employing new modems to receive video over ADSL -- increased 17.8% year-over-year. Combined video and data DSL penetration of residences is now 22.6%.

    -- Access lines. ILEC lines decreased 1.9% from second quarter 2003 levels due to continued wireless substitution, the replacement of traditional business access lines with digital trunks and a reduction in second lines. However, year-over-year growth in DSL subscribers offset second line losses, and nearly 30% of SureWest Wireless subscriber base resides in the ILEC territory.

    Consolidated capital expenditures totaled roughly $18.0 million in the second quarter of 2004, compared to $20.4 million in the second quarter of 2003. Capital expenditures for all of 2004 are expected to total $85 million, including approximately $35 million in the second half of 2004 for residential broadband services. Cash and cash equivalents and short-term investments at June 30, 2004 were $21.7 million, and long-term debt (excluding the current portion) totaled $92.8 million.
    SureWest paid $3.6 million in dividends in the second quarter of 2004, representing a quarterly payment of $0.25 per share. The company also previously announced that its board of directors declared a quarterly cash dividend of $0.25 per share payable September 15, 2004, to shareholders of record at the close of business on August 31, 2004.

    Conference Call and Webcast

    SureWest Communications will provide details about its results and business strategy on Monday, August 9, 2004 at 11:00 AM Eastern Daylight Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the third quarter of 2004. Additionally, a telephone replay of the call will be available through Friday, August 13, 2004, by calling 1-888-286-8010 and entering passcode 68564671.

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


                       SUREWEST COMMUNICATIONS
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
           (Amounts in thousands, except per share amounts)

                                   Quarter Ended Quarter Ended    %
                                   June 30, 2004 June 30, 2003 Change
                                   ------------- ------------- -------
Operating Revenues:
  Local service                         $16,699       $16,292     2.5%
  Network access service                 11,760        13,984   -15.9%
  Directory advertising                   3,939         3,705     6.3%
  Long distance service                   1,336         1,257     6.3%
  Wireless service                        7,629         6,686    14.1%
  Internet service                        4,268         3,957     7.9%
  Residential broadband service           4,084         2,239    82.4%
  Business broadband service              1,362           917    48.5%
  Other                                   1,038         1,215   -14.6%
                                   ------------- ------------- -------
    Total operating revenues             52,115        50,252     3.7%

Operating expenses:
  Cost of services and products          18,027        15,052    19.8%
  Customer operations and selling         8,470         8,184     3.5%
  General and administrative             10,272         8,938    14.9%
  Depreciation and amortization          11,575        12,511    -7.5%
                                   ------------- ------------- -------
    Total operating expenses             48,344        44,685     8.2%
                                   ------------- ------------- -------
Income from operations                    3,771         5,567   -32.3%

Other income (expense):
  Interest income                            44           189   -76.7%
  Interest expense                       (1,073)       (1,262)  -15.0%
  Other, net                                (87)          136  -164.0%
                                   ------------- ------------- -------
    Total other expense, net             (1,116)         (937)   19.1%
                                   ------------- ------------- -------
Income before income taxes                2,655         4,630   -42.7%
Income taxes                              1,094         1,917   -42.9%
                                   ------------- ------------- -------
Net income                               $1,561        $2,713   -42.5%
                                   ============= ============= =======

Basic and diluted earnings per
 share (1)                                $0.11         $0.19   -42.6%
                                   ============= ============= =======

Cash dividends per share (2)              $0.25         $0.25     0.0%
                                   ============= ============= =======

Shares of common stock used to
 calculate earnings per share:
    Basic                                14,530        14,521     0.1%
                                   ============= ============= =======
    Diluted                              14,576        14,531     0.3%
                                   ============= ============= =======

(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common and other potentially dilutive securities outstanding in each period.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.


                       SUREWEST COMMUNICATIONS
            YTD CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
           (Amounts in thousands, except per share amounts)

                                    Six Months    Six Months
                                       Ended         Ended        %
                                   June 30, 2004 June 30, 2003 Change
                                   ------------- ------------- -------
Operating Revenues:
  Local service                         $33,833       $31,288     8.1%
  Network access service                 23,370        27,401   -14.7%
  Directory advertising                   8,041         7,543     6.6%
  Long distance service                   2,553         2,510     1.7%
  Wireless service                       15,049        13,189    14.1%
  Internet service                        8,419         7,671     9.8%
  Residential broadband service           7,637         4,052    88.5%
  Business broadband service              2,632         1,667    57.9%
  Other                                   2,169         2,306    -5.9%
                                   ------------- ------------- -------
    Total operating revenues            103,703        97,627     6.2%
                                   ------------- ------------- -------

Operating expenses:
  Cost of services and products          36,638        31,036    18.1%
  Customer operations and selling        17,108        16,552     3.4%
  General and administrative             21,559        17,669    22.0%
  Depreciation and amortization          22,869        24,898    -8.1%
                                   ------------- ------------- -------
    Total operating expenses             98,174        90,155     8.9%
                                   ------------- ------------- -------
Income from operations                    5,529         7,472   -26.0%

Other income (expense):
  Interest income                           103           272   -62.1%
  Interest expense                       (2,158)       (2,094)    3.1%
  Other, net                               (158)          109  -245.0%
                                   ------------- ------------- -------
    Total other expense, net             (2,213)       (1,713)   29.2%
                                   ------------- ------------- -------
Income before income taxes                3,316         5,759   -42.4%
Income taxes                              1,374         2,371   -42.0%
                                   ------------- ------------- -------
Net income                               $1,942        $3,388   -42.7%
                                   ============= ============= =======

Basic and diluted earnings per
 share (1)                                $0.13         $0.23   -42.8%
                                   ============= ============= =======

Cash dividends per share (2)              $0.50         $0.50     0.0%
                                   ============= ============= =======

Shares of common stock used to
 calculate earnings per share:
    Basic                                14,530        14,521     0.1%
                                   ============= ============= =======
    Diluted                              14,573        14,533     0.3%
                                   ============= ============= =======

(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common and other potentially dilutive securities outstanding in each period.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.


                       SUREWEST COMMUNICATIONS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
                        (Amounts in thousands)

                                                    June     December
                                                     30,        31,
                                                    2004       2003
                                                 ---------- ----------
ASSETS
  Current assets:
    Cash and cash equivalents                      $14,675    $39,008
    Short-term investments                           6,975      2,699
    Accounts receivable, net                        19,930     18,846
    Deferred income tax asset                          209        209
    Inventories                                      5,541      5,537
    Deferred directory costs                         4,639      5,320
    Prepaid expenses                                 4,581      2,752
    Other current assets                             1,329        688
                                                 ---------- ----------
      Total current assets                          57,879     75,059

  Property, plant and equipment, net               354,021    342,967

  Intangible and other assets:
    Wireless spectrum licenses, net                 13,566     13,566
    Goodwill                                         2,171      2,171
    Intangible asset relating to pension plans         125        125
    Intangible asset relating to favorable
     operating leases, net                             577        649
    Deferred charges and other assets                  638        672
                                                 ---------- ----------
                                                    17,077     17,183
                                                 ---------- ----------
                                                  $428,977   $435,209
                                                 ========== ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt               $3,779     $3,779
    Current portion of capital lease obligations       342        347
    Accounts payable                                 1,071      2,206
    Other accrued liabilities                       13,044     14,727
    Estimated shareable earnings obligations        12,642     13,389
    Advance billings and deferred revenues          10,315      9,882
    Accrued income taxes                             1,142      1,908
    Accrued compensation                             5,628      4,860
                                                 ---------- ----------
      Total current liabilities                     47,963     51,098

    Long-term debt                                  92,799     92,870
    Long-term capital lease obligations                 99        265
    Deferred income taxes                           27,683     25,946
    Other liabilities and deferred revenues          7,771      7,502
    Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value; 100,000
     shares authorized, 14,579 and 14,578 shares
     issued and outstanding at June 30, 2004 and
     December 31, 2003, respectively               160,933    160,911
    Deferred stock-based compensation                 (961)    (1,419)
    Accumulated other comprehensive loss              (261)      (261)
    Retained earnings                               92,951     98,297
                                                 ---------- ----------
      Total shareholders' equity                   252,662    257,528
                                                 ---------- ----------
                                                  $428,977   $435,209
                                                 ========== ==========


            OPERATING EBITDA RECONCILIATION TO NET INCOME
                             (Unaudited)
                        (Amounts in thousands)

                                      Quarter Ended June 30, 2004
                                  Telecom  Broadband Wireless  Consol

 Net income/(loss)                 $8,567   ($4,318) ($2,688)  $1,561

 Add back : Income Taxes            5,926    (2,963)  (1,869)   1,094

 Less : Other Income/(Expense),
  Net                                 (99)     (566)    (451)  (1,116)

 Add back : Depreciation &
  Amortization                      6,348     2,271    2,956   11,575

                                  ------------------------------------

 Operating EBITDA (1)             $20,940   ($4,444) ($1,150) $15,346
                                  ====================================


                                      Quarter Ended June 30, 2003
                                  Telecom  Broadband Wireless  Consol

 Net income/(loss)                 $8,727   ($2,727) ($3,287)  $2,713

 Add back : Income Taxes            6,072    (1,872)  (2,283)   1,917

 Less : Other Income/(Expense),
  Net                                 166      (650)    (453)    (937)

 Add back : Depreciation &
  Amortization                      7,691       965    3,855   12,511

                                  ------------------------------------

 Operating EBITDA (1)             $22,324   ($2,984) ($1,262) $18,078
                                  ====================================

(1) Operating EBITDA represents net income excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.


                      SELECTED OPERATING METRICS

                                           As of and for the
                                              quarter ended

                                           June 30,   June 30,    %
                                            2004       2003     Change
                                          ----------------------------
LINE SUMMARY
ILEC access lines                           134,274    136,850   -1.9%
Broadband access lines (1)                   11,467      6,716   70.7%
Total SureWest access lines                 145,741    143,566    1.5%

TELECOM
ILEC access lines                           134,274    136,850   -1.9%
ILEC voice-grade equivalents (2)            454,800    436,700    4.1%
Long distance lines                          44,682     41,071    8.8%
Long distance penetration                      33.3%      30.0%  10.9%

BROADBAND
CLEC access lines                             1,633      1,251   30.5%
CLEC voice-grade equivalents (2)            146,100    107,800   35.5%
DSL data subscribers                         20,610     17,995   14.5%
  DSL IPTV subscribers                          596          0      nm
FTTP marketable homes                        56,900     34,800   63.5%
FTTP subscribers                             13,739      7,628   80.1%
Total FTTP revenue-generating units
 (RGUs) (3)                                  32,101     17,769   80.7%
  Voice RGUs                                  9,834      5,465   79.9%
  Video RGUs                                 10,907      6,163   77.0%
  Data RGUs                                  11,361      6,141   85.0%
FTTP marketable homes penetration              24.1%      21.9%  10.2%
FTTP churn                                      1.8%       1.4% -28.6%
FTTP ARPU                                   $102.09    $106.17   -3.8%

WIRELESS
Total subscribers                            48,531     44,490    9.1%
  Contract subscribers                       40,623     33,039   23.0%
POPs (4)                                  3,477,000  3,422,000    1.6%
POPs covered (4)                          2,711,000  2,670,000    1.5%
Net contract additions                        2,059      1,464   40.6%
Net non-contract additions                     -807        101      nm
Contract churn (5)                             3.04%      2.77%  -9.7%
ARPU (6)                                     $48.60     $46.41    4.7%

(1) The sum of CLEC access lines and FTTP voice RGUs.

(2) Voice-grade equivalents are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband FTTP data RGUs.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and height-speed data connections, excluding additional units.

(4) POPs and POPs Covered were previously reported as 3.3M and 2.8M, respectively, at June 30, 2003. These have been adjusted for comparison to 2004 figures, which reflect a more precise measurement methodology.

(5) Quarterly turnover in contract customers, calculated through dividing quarterly disconnects into the sum of monthly average subscribers for the quarter.

(6) Wireless average monthly revenue per subscriber is monthly revenue excluding equipment, insurance and collocation revenues. 2003 has been recalculated to exclude collocation revenues as well.


    CONTACT: SureWest Communications
             Tim Quast, 916-786-1799
             t.quast@surewest.com